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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number     001-09059
                                                                  --------------

                    HOMESTAKE 401(k) RETIREMENT SAVINGS PLAN*
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Barrick Gold Corporation BCE Place, TD Canada Trust Tower, Suite 3700,
        ----------------------------------------------------------------------
                     161 Bay Street, Toronto, Canada M5J 2S1
                     ---------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Plan Interests in the Homestake 401(k) Retirement Savings Plan
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [ ]           Rule 12h-3(b)(1)(i)     [X]
           Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)    [ ]
                                               Rule 15d-6              [X]

         Approximate number of holders of record as of the certification or notice date: 0

         * Effective as of the final payroll date in December, 2003, the Homestake Mining Company 401(k) Retirement Savings Plan was merged into the Barrick Goldstrike Mines, Inc. Savings Plan.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Homestake 401(k) Retirement Savings Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 31,  2004                   By:   Barrick Goldstrike Mines, Inc.
                                              Savings Plan, successor by plan
                                              merger to the Homestake Mining
                                              Company Savings Plan.

                                       By: /s/ Marsha Turner
                                          ------------------------------------
                                        Name:  Marsha Turner
                                        Title:  Secretary, Barrick U.S.
                                                Subsidiaries Benefits Committee

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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